Effective May 1, 2010, the TIAA-CREF Funds
Investment Management Agreement was
amended with respect to the Inflation-Linked
Bond Fund so that each level of the Funds existing annual investment management fee breakpoint schedule was reduced by 0.05% of average net assets. This amendment was filed with the SEC on May 21, 2010 as an exhibit to Post-Effective Amendment No. 34 to the TIAA-
CREF Funds Registration Statement (811-
09301), and is hereby incorporated by reference into this N-SAR filing.